EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 22, 2007, accompanying the consolidated financial statements and schedule of Pharsight Corporation and subsidiaries included in the Annual Report of Pharsight Corporation on Form 10-K for the year ended March 31, 2007, which is incorporated by reference in this Registration Statement on Form S-8 pertaining to the Pharsight Corporation Amended and Restated 2000 Equity Incentive Plan, the Amended and Restated 2000 Employee Stock Purchase Plan and the 2001 UK Employee Stock Purchase Plan. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

San Jose California

March 31, 2008